Exhibit 99.2

For Immediate Release	Contact Information
Thursday, December 20, 2007	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources to Explore Strategic Alternatives
For San Miguel Tar Sand Assets

SAN ANTONIO -- December 20, 2007 --TXCO Resources Inc. (Nasdaq:TXCO) today announced that it intends to consider a broad range of strategic alternatives to maximize the value of its extensive San Miguel tar sand holdings in the Maverick Basin of South Texas. The Company has retained Scotia Waterous -- a global leader in oil and gas industry mergers, acquisitions and capital market transactions -- as financial advisor for its tar sand strategic alternatives effort.

Most of TXCO's wholly owned tar sand assets have been placed in a wholly owned subsidiary designed to expedite development opportunities. No formal decisions have been made and no agreements have been reached at this time. There can be no assurance regarding the timing of, or whether, this process will result in any type of agreement. The Company does not intend to provide updates or make any further comment until a definitive transaction has been approved, if any.

About TXCO Resources
TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

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Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, well test results, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2006, and its Form 10-Q for the quarter ended Sept. 30, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.